EXHIBIT j

                     CONSENT OF PRICEWATERHOUSECOOPERS LLP


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                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 14, 2003 relating to the financial statements and financial highlights which appears in the September 30, 2003 Annual Report to the Board of Trustees and Shareholders of Phoenix Seneca Funds (consisting of Phoenix-Seneca Bond Fund, Phoenix-Seneca Equity Income Fund, and the Phoenix-Seneca Mid-Cap "Edge" Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

PricewaterhouseCoopers LLP

Boston, Massachusetts
January 28, 2004